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                                                                    Exhibit 99b

News Release

Contact: Investor Relations                         301 Perimeter Center North
         Monika Brown                               Atlanta, GA 30346
         (770) 668-5926
         Beth Dalton
         (770) 393-6587




                   HBOC Signs Definitive Agreement to Acquire

                               IMNET Systems, Inc.

ATLANTA, July 23, 1998 - HBO & Company (Nasdaq:HBOC) today announced it has signed a definitive agreement to acquire IMNET Systems, Inc. (Nasdaq:IMNT), the leading provider of electronic information and document management solutions for the healthcare industry. The acquisition, which is subject to regulatory and IMNET stockholder approval, will be accounted for as a pooling of interests and is anticipated to close during the fourth quarter of 1998. Terms of the acquisition call for IMNET shareholders to receive .84 of a share of HBOC common stock for each IMNET share held, subject to certain adjustments.

         IMNET, based in Alpharetta, Ga., had revenue for its fiscal year ended June 30, 1997, of $50 million and has approximately 350 employees supporting over 500 customers.

         HBOC and IMNET have been business partners since 1996. HBOC currently offers IMNET's products to its customers under HBOC's Pathways 2000-Registered Trademark- label as Pathways Image Manager. "The merger gives HBOC an opportunity to build on IMNET's expertise in electronic information and document management, which is necessary in developing a lifetime electronic medical record and achieving operating cost savings," said HBOC chairman, president and CEO Charles W. McCall.

         "IMNET has had a very strong and successful relationship with HBOC, and we are looking forward to joining the HBOC team and bringing increased value to our collective customers and shareholders," said IMNET chairman and CEO Kenneth D. Rardin. "IMNET brings to HBOC the final component needed to create a complete electronic medical record, and being part of HBOC should allow us to better meet the needs of healthcare organizations and benefit from HBOC's size and reputation in the market."

         HBOC delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, electronic commerce, outsourcing and other services to healthcare organizations throughout the world. For more information, visit HBOC's home page at www.hboc.com.

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